As filed with the Securities and Exchange Commission on April 28, 2022

Registration No. 333-264378

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Acer Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	32-0426967
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Gateway Center, Suite 351

300 Washington Street

Newton, MA 02458

(844) 902-6100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Chris Schelling

President and Chief Executive Officer

Acer Therapeutics Inc.

One Gateway Center, Suite 351

300 Washington Street

Newton, MA 02458

(844) 902-6100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Donald R. Joseph Chief Legal Officer Acer Therapeutics Inc. One Gateway Center, Suite 351 300 Washington Street Newton, MA 02458 (844) 902-6100	Mike Hird Patty M. DeGaetano Pillsbury Winthrop Shaw Pittman LLP 12255 El Camino Real, Suite 300 San Diego, CA 92130 (858) 509-4000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated April 28, 2022

PROSPECTUS

ACER THERAPEUTICS INC.

2,478,000 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholders, identified in this prospectus, and any of their respective permitted assigns (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”) of up to 2,478,000 shares of our common stock, $0.0001 par value per share (the “common stock”), issuable upon conversion of our 6.5% secured convertible notes due 2025.

We are not selling any shares covered by this prospectus and will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus.

We are registering the offer and sale of the shares covered by this prospectus to satisfy certain registration rights we have granted to the Selling Stockholders. The Selling Stockholders or their respective permitted assignees may offer all or part of the shares covered by this prospectus for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Selling Stockholders or their respective permitted assignees may sell shares through ordinary brokerage transactions or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of shares offered hereunder, the Selling Stockholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our common stock is traded on the Nasdaq Capital Market under the symbol “ACER.” On April 22, 2022, the last reported sale price of our common stock was $2.19 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 in this prospectus and in the documents we incorporate by reference in this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus and in other documents that we incorporate by reference before you invest.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this prospectus, the Selling Stockholders may, from time to time, sell shares of our common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities offered by the Selling Stockholders. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our common stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references in this prospectus to “Acer,” the “Company,” “we,” “us” and “our” refer to Acer Therapeutics Inc., except where the context otherwise requires or as otherwise indicated.

“ACER THERAPEUTICS,” “EDSIVO” and the Acer logo are our trademarks. This prospectus and the documents incorporated by reference into this prospectus may also contain trademarks and trade names that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

i

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should read this entire prospectus carefully, including the section entitled “Risk Factors,” and our consolidated financial statements and the related notes and other documents incorporated by reference in the prospectus. See also the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”

Our Company

We are a pharmaceutical company focused on the acquisition, development, and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Our pipeline includes four programs: ACER-001 (sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including urea cycle disorders (“UCDs”) and Maple Syrup Urine Disease (“MSUD”); ACER-801 (osanetant) for the treatment of induced vasomotor symptoms (“iVMS”); EDSIVO™ (celiprolol) for the treatment of vascular Ehlers-Danlos syndrome (“vEDS”) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of viruses, including cytomegalovirus, zika, dengue, ebola and COVID-19. Each of our product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation, and/or accelerated pathways for development through specific programs and procedures established by the U.S. Food and Drug Administration (“FDA”).

We are a Delaware corporation. Our principal executive offices are located at One Gateway Center, 300 Washington Street, Suite 351, Newton, Massachusetts 02458, and our telephone number is (844) 902-6100. Our website address is www.acertx.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our securities.

Recent Developments

SWK Credit Agreement

On March 4, 2022, we entered into a Credit Agreement (the “SWK Credit Agreement”) with the lenders party thereto and SWK Funding LLC (“SWK”), as the agent, sole lead arranger and sole bookrunner, which provides for a senior secured term loan facility in an aggregate amount of $6.5 million in a single borrowing (the “Bridge Loan”). The Bridge Loan closed and funded on March 14, 2022. The proceeds of the Bridge Loan will be used to pay fees, costs and expenses related to the SWK Credit Agreement, the Secured Convertible Note Purchase Agreement (as defined and described below) and the Marathon Credit Agreement (as defined and described below) and for other working capital and general corporate purposes.

The Bridge Loan bears interest at an annual rate of the sum of (i) 3-month LIBOR (or such other rate as may be agreed by the Company and SWK following the date on which 3-month LIBOR is no longer available), subject to a 1% floor, plus (ii) a margin of 11%, with such interest payable quarterly in arrears. We have the option to capitalize such interest commencing on the date on which the Bridge Loan was funded and continuing until November 15, 2022. Commencing on November 15, 2022, the principal amount of the Bridge Loan will amortize at a rate of $650,000 payable quarterly. The final maturity date of the Bridge Loan is (a) if full approval by the FDA for marketing of our product candidate known as ACER-001 (sodium phenylbutyrate) (“ACER-001 Approval”) occurs on or before September 30, 2022, then the date which is 12 business days after ACER-001 Approval, or (b) if ACER-001 Approval does not occur on or before September 30, 2022, then March 4, 2024.

We have the option to prepay the Bridge Loan in whole or in part. Upon the repayment of the Bridge Loan (whether voluntary or at scheduled maturity), we must pay an exit fee so that SWK receives an aggregate amount (inclusive of all principal, interest and origination and other fees paid to SWK under the SWK Credit Agreement) equal to (a) 1.3 times the outstanding principal amount of the Bridge Loan if ACER-001 Approval or such payment occurs on or prior to September 30, 2022, or (b) 1.5 times the outstanding principal amount of the Bridge Loan if each of ACER-001 Approval and such payment does not occur until after September 30, 2022.

The Bridge Loan is secured by a first priority lien on all of our assets and any of our future subsidiaries pursuant to a Guarantee and Collateral Agreement we entered into on March 4, 2022 with SWK as agent (the “SWK Security Agreement”). The SWK Credit Agreement contains customary representations and warranties and affirmative and negative covenants. We paid to SWK $97,500 in origination fees on the date the Bridge Loan was funded.

In addition, we issued to SWK a warrant (the “SWK Warrant”) to purchase 150,000 shares of our common stock at an exercise price of $2.46 per share. SWK may exercise the SWK Warrant in accordance with the terms thereof for all or any part of such shares of common stock from the date on which the Bridge Loan was funded until and including March 4, 2029.

The foregoing description of the SWK Credit Agreement, the SWK Security Agreement and the SWK Warrant does not purport to be complete and is qualified in its entirety by reference to the SWK Credit Agreement, the SWK Security Agreement and the SWK Warrant, copies of which are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to the Current Report on Form 8-K we filed with the SEC on March 7, 2022, and which is incorporated into this prospectus by reference.

Convertible Note Offering

On March 4, 2022, we also entered into a Secured Convertible Note Purchase Agreement with MAM Aardvark, LLC (“Marathon”) and Marathon Healthcare Finance Fund, L.P. (“Marathon Fund” and together with “Marathon” each a “Holder” and collectively the “Holders”) (the “Secured Convertible Note Purchase Agreement”) pursuant to which we issued and sold to the Holders secured convertible notes (the “Secured Convertible Notes”) in an aggregate amount of $6.0 million (the “Convertible Note Financing”). The Convertible Note Financing closed and funded on March 14, 2022. The proceeds of the Convertible Note Financing will be used to pay fees, costs and expenses related to the SWK Credit Agreement, the Secured Convertible Note Purchase Agreement and the Marathon Credit Agreement and for other working capital and general corporate purposes.

The Secured Convertible Notes bear interest at an annual rate of 6.5%, with such interest payable quarterly; provided, however, that until the first to occur of ACER-001 Approval and the repayment in full of the Bridge Loan, interest will not be payable in cash, but will accrue and be payable in cash within three business days of ACER-001 Approval. Each of the Holders has the right, during the 30-day periods beginning 12 months, 18 months and 24 months after the Convertible Note Financing, to require us to redeem the Secured Convertible Note held by such Holder at a redemption price of the outstanding principal amount plus any accrued but unpaid interest. Each of the Holders also has the right to convert all or any portion of the outstanding principal amount plus any accrued but unpaid interest under the Secured Convertible Note held by such Holder into shares of common stock at a conversion price of $2.50 per share. Each Holder has certain rights with respect to the registration by us for resale of the shares of common stock issuable upon conversion of the Secured Convertible Note held by such Holder which are forth in the Secured Convertible Note Purchase Agreement. Any outstanding principal, together with all accrued and unpaid interest, will be payable on the third anniversary of the date of issuance (March 14, 2025), or upon a change of control of Acer if earlier.

Pursuant to the Secured Convertible Note Purchase Agreement, the Secured Convertible Notes are secured by a lien on collateral representing substantially all of our assets, although such security interest is subordinated to our obligations under the SWK Credit Agreement and may also be subordinated to our obligations under the Marathon Credit Agreement.

The foregoing description of the Secured Convertible Note Purchase Agreement and the Secured Convertible Notes does not purport to be complete and is qualified in its entirety by reference to the Secured Convertible Note Purchase Agreement and the form of Secured Convertible Note, copies of which are attached as Exhibits 10.4 and 10.5, respectively, to the Current Report on Form 8-K we filed with the SEC on March 7, 2022, and which is incorporated into this prospectus by reference.

There are substantial risks to our stockholders as a result of the sale and issuance of the Secured Convertible Notes and entry into the Bridge Loan. These risks include but are not limited to substantial dilution if the Secured Convertible Notes are converted into common stock as well as significant declines in our stock price and an adverse effect on our business plans, liquidity, financial condition and results of operation if we are unable to repay our debts as they become due or to comply with the restrictive covenants and other terms of the Secured Convertible Notes and the Bridge Loan. See the section entitled “Risk Factors.” The issuance of common stock to the Holders upon conversion of the Secured Convertible Notes will not affect the rights or privileges of our other stockholders, except that the economic and voting interests of our existing stockholders will be diluted as a result of any such conversion. Although the number of shares of common stock that our other stockholders own will not decrease, the shares owned by our other stockholders will represent a smaller percentage of our total outstanding shares after any such conversion of the Secured Convertible Notes by the Holders.

Marathon Credit Agreement

On March 4, 2022, we also entered into a Credit Agreement (the “Marathon Credit Agreement”) with the lenders party thereto and Marathon, as the agent, sole lead arranger and sole bookrunner, which provides for a senior secured term loan facility in an aggregate amount of up to $42.5 million in a single borrowing (the “Term Loan”). The Term Loan will be available to be borrowed only following ACER-001 Approval and until December 31, 2022 (i.e., if ACER-001 Approval does not occur on or before December 31, 2022, then the Term Loan will not be available), and funding of the Term Loan is also subject to the satisfaction of conditions as set forth in the Marathon Credit Agreement. The Term Loan will be used to refinance certain of our other indebtedness (including the Bridge Loan), to pay fees, costs and expenses related to the Marathon Credit Agreement and for other working capital and general corporate purposes. The Marathon Credit Agreement also includes an accordion feature pursuant to which we, Marathon and the lenders under the Marathon Credit Agreement may agree to increase the Term Loan commitments by up to an additional $50.0 million dollars for a total commitment of $92.5 million; provided, however, that any such increase is within the sole discretion of the parties (i.e., we cannot unilaterally trigger such an increase).

The Term Loan will bear interest at an annual rate of 13.5% and will be payable quarterly in arrears. We have the option to capitalize up to 4% of such interest commencing on the date on which the Term Loan is funded (the “Term Loan Funding Date”) and continuing until the third anniversary of the Term Loan Funding Date. Commencing on the third anniversary of the Term Loan Funding Date, the principal outstanding amount of the Term Loan will amortize at a rate of 2.78%, payable monthly. The final maturity date of the Term Loan is the earlier of six years after the Term Loan Funding Date or December 31, 2028. We have the option to prepay the Term Loan in whole or in part at any time, subject to a prepayment fee equal to (a) if the prepayment is made prior to March 4, 2025, then the greater of 5% or the amount of interest that would have accrued from the date of prepayment until March 4, 2025, (b) if the prepayment is made on or after March 4, 2025, but prior to March 4, 2026, then 3%, (c) if the prepayment is made on or after March 4, 2026, but prior to March 4, 2027, then 2%, or (d) if the prepayment is made on or after March 4, 2027, then 1%.

The Term Loan will be secured by a first priority lien on all of our assets and any of our future subsidiaries pursuant to a Guarantee and Collateral Agreement to be entered into on the Term Loan Funding Date between us and Marathon, as agent (the “Marathon Security Agreement”). The Marathon Credit Agreement contains customary representations and warranties and affirmative and negative covenants. We have paid $212,500 in commitment fees to Marathon in connection with obtaining the commitments in respect of the Term Loan and will pay $637,500 in additional commitment fees to Marathon following ACER-001 Approval or any change of control of Acer or sale or transfer of the ACER-001 product.

In connection with the Marathon Credit Agreement, on March 4, 2022, we, Marathon and the Marathon Fund also entered into a Synthetic Royalty Agreement (the “Royalty Agreement”) pursuant to which, in the event of the funding of the Term Loan, we will pay Marathon and the Marathon Fund, on a quarterly basis, 2% of certain aggregate revenue from ACER-001 during that quarter (i.e., 2% of the net sales and of the amount of certain other payments), subject to a cap on the aggregate amount of such payments of $15.0 million. Upon a change of control of Acer or the sale of the ACER-001 business to a third party, we would pay Marathon and the Marathon Fund the difference between $15.0 million and the aggregate amount of the payments we previously made to Marathon and the Marathon Fund pursuant to the Royalty Agreement.

The foregoing descriptions of the Marathon Credit Agreement, the Marathon Security Agreement and the Royalty Agreement do not purport to be complete and are qualified in their entirety by reference to the Marathon Credit Agreement, the form of Marathon Security Agreement and the Royalty Agreement, copies of which are attached as Exhibits 10.6, 10.7 and 10.8, respectively, to the Current Report on Form 8-K we filed with the SEC on March 7, 2022, and which is incorporated into this prospectus by reference.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described or incorporated by reference in the “Risk Factors” section immediately following this prospectus summary. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include, among others:

•	The number of shares being registered for sale is significant in relation to our trading volume.

•	A substantial number of shares of our common stock may be issued pursuant to the terms of the Secured Convertible Notes, which could cause the price of our common stock to decline.

•	Sales of substantial amounts of our common stock by the Selling Stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

•

The requirement that we repay in cash the outstanding principal balance and accrued interest on the Bridge Loan and the Secured Convertible Notes under certain circumstances, and the restrictive covenants contained in these debt instruments, could adversely affect our business plans, liquidity, financial condition and results of operations and may prevent us from taking actions that we would otherwise consider to be in our best interests.

•	The terms of the Secured Convertible Notes and Bridge Loan require us to meet certain operating and financial covenants and place restrictions on our operating and financial flexibility.

•

We will require additional financing to complete development and seek to obtain marketing approval of our product candidates other than ACER-001 and, if approved, to commercialize our product candidates, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts.

•	Substantial doubt exists as to our ability to continue as a going concern.

•

We have identified a material weakness in our internal control over financial reporting that resulted in a restatement of our unaudited condensed interim financial statements as of and for the fiscal quarters ended March 31, 2021 and June 30, 2021. This material weakness, if not remediated, could again adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

•

We entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with Relief Therapeutics Holding AG (“Relief”) which allows them to control the development and commercialization of ACER-001 in UCDs and MSUD in territories other than the United States, Canada, Brazil, Turkey and Japan, which may impact our ability to generate revenues and achieve or sustain profitability. In addition, we are required to provide assistance to Relief in the performance of their contractual obligations, which may distract us from achieving our objectives.

•	Funding from our equity line purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) may be limited or be insufficient to fund our operations or implement our strategy.

•

Funding from our “at-the-market” facility with JonesTrading Institutional Services LLC and Roth Capital Partners, LLC may be limited or be insufficient to fund our operations or to implement our strategy.

•

We have a limited operating history and have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future and may never achieve or maintain profitability. The absence of any commercial sales and our limited operating history make it difficult to assess our future viability.

•	We currently have no source of product sales revenue and may never be profitable.

•	We face risks related to health epidemics including but not limited to the COVID-19 pandemic which could adversely affect our business.

•

The marketing approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain marketing approval for our product candidates, including ACER-001 for which we received FDA’s acceptance for filing and substantive review of our New Drug Application in October 2021, our business will be substantially harmed.

•

If we are unable to obtain approval under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act or if we are required to generate additional data related to safety or efficacy in order to seek approval under Section 505(b)(2), we may be unable to meet our anticipated development and commercialization timelines, and could decide not to pursue further development, depending on the expected time, cost, and risks associated with generating any such additional data.

•

Marketing approval may be substantially delayed or may not be obtained for one or all of our product candidates if regulatory authorities require additional or more studies to assess the safety and efficacy of our product candidates. We could decide not to pursue further development of one or all of our product candidates, depending on, among other things, the expected time, cost, and risks associated with generating any such additional data.

•

Clinical drug development involves a lengthy and expensive process with an uncertain outcome. Clinical development of product candidates for rare diseases carries additional risks, such as recruiting patients in a very small patient population.

•

Clinical failure can occur at any stage of clinical development. Because the results of earlier clinical trials are not necessarily predictive of future results, any product candidate we advance through clinical trials may not have favorable results in later clinical trials or receive marketing approval.

•

As an organization, we have limited experience in designing and completing clinical trials and may be unable to do so efficiently or at all for our current product candidates or any product candidate we develop.

•

Our product candidates may cause undesirable adverse effects or have other properties that could delay or prevent their marketing approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if obtained.

•

We may not be able to win government, academic institution or non-profit contracts or grants, which could affect the timing or continued development of one or more of our product candidates, and ACER-2820 in particular.

•

Even if we obtain the required regulatory approvals in the U.S. and other territories, the commercial success of our product candidates will depend on, among other factors, market awareness and acceptance of our product candidates.

•	If we fail to enter into strategic relationships or collaborations, our business, financial condition, commercialization prospects, and results of operations may be materially adversely affected.

•	We face substantial competition, which may result in others discovering, developing or commercializing products for our targeted indications before, or more successfully, than we do.

•

We rely on third-party suppliers and other third parties for manufacture of our product candidates and our dependence on these third parties may impair or delay the advancement of our research and development programs and the development of our product candidates.

•

We plan to rely on third parties to conduct clinical trials for our product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, it may cause delays in commencing and completing clinical trials of our product candidates or we may be unable to obtain marketing approval for or commercialize our product candidates.

•	Our proprietary rights may not adequately protect our technologies and product candidates.

•

We are a party to license or similar agreements under which we license intellectual property, data, and/or receive commercialization rights relating to ACER-001, ACER-801, EDSIVOTM, and ACER-2820. If we fail to comply with obligations in such agreements or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business; any termination of such agreements would adversely affect our business.

•	Our share price is very volatile, may not reflect the underlying value of our assets or business prospects, and you may not be able to resell your shares at a profit or at all.

•

We may not comply with the Nasdaq continued listing requirements. If we are unable to maintain compliance with the continued listing requirements of the Nasdaq Capital Market, our common stock could be delisted, which could affect our common stock’s market price and liquidity and reduce our ability to raise capital.

•	We have been a defendant in securities litigation in the past and may become the target of securities litigation in the future, which may be costly and time-consuming to defend.

•	Future sales of our common stock could cause dilution, and the sale of such common stock, or the perception that such sales may occur, could cause the price of our stock to decline.

•

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

The Offering

Common stock offered by Selling Stockholders	2,478,000 shares (1)

Common stock outstanding before the offering	15,310,244 shares

Common stock outstanding after the offering	17,788,244 shares

Use of proceeds	We will not receive any proceeds from the resale of the shares under this prospectus by the Selling Stockholders.

Nasdaq Capital Market Symbol	ACER

Risk factors	See the section entitled “Risk Factors” beginning on page 9 of this prospectus for a discussion of the factors you should consider before deciding to invest in our common stock.

(1)

This amount consists of (i) 2,400,000 shares of our common stock underlying the original principal balance of the Secured Convertible Notes at the conversion price of $2.50, plus (ii) 78,000 shares of our common stock representing the conversion of six months of accrued but unpaid interest on the original principal balance of the note. While accrued interest on the Secured Convertible Notes is payable in cash according to their terms, any accrued but unpaid interest is convertible into shares of common stock at the same time as the Holder otherwise converts principal on the Secured Convertible Notes. The actual number of shares issued upon conversion of the Secured Convertible Notes may be more or less than this amount depending upon the outstanding principal balance and the amount of any accrued but unpaid interest at the time. We may need to register more shares if the accrued but unpaid interest at the time of conversion represents more than 78,000 shares of common stock. The foregoing amount does not take into account the limitations on conversion of the Secured Convertible Notes described elsewhere in this prospectus.

Unless otherwise noted, the number of shares of common stock to be outstanding immediately after this offering is based on 14,310,244 shares outstanding as of December 31, 2021 and excludes:

•	1,954,975 shares of common stock issuable upon exercise of outstanding stock options as of December 31, 2021 at a weighted-average exercise price of $8.16; and

•	456,778 shares of common stock reserved for future issuance under our 2018 Stock Incentive Plan as of December 31, 2021.

In addition, the following transactions are excluded from the shares of common stock outstanding as of December 31, 2021:

•	2,400,000 additional shares of common stock issuable upon conversion of the original principal amount of the Secured Convertible Notes at a conversion price of $2.50;

•	150,000 additional shares of common stock issuable upon exercise of a warrant issued on March 4, 2022 at an exercise price of $2.46 per share in connection with the SWK Credit Agreement;

•	1,000,000 additional shares of common stock sold under our at-the-market facility on April 4, 2022.

•

572,410 additional shares of common stock which became available for future issuance pursuant to the evergreen provision under our 2018 Stock Incentive Plan as of January 1, 2022, plus any future increases in the number of shares of common stock reserved for issuance pursuant to evergreen provisions;

•

200,000 additional shares of common stock issuable upon exercise of an outstanding stock option granted on February 21, 2022 at an exercise price of $2.55, as an inducement award pursuant to the 2018 Stock Incentive Plan in compliance with Nasdaq Marketplace Rule 5635(c)(4); and

•	any additional shares that we may issue to Lincoln Park pursuant to the $15.0 million purchase agreement dated April 30, 2020, should we elect to sell shares to Lincoln Park.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our common stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider the important factors set forth below and in the documents incorporated by reference in this prospectus, including the discussion under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference, together with all of the other information contained in or incorporated by reference this prospectus, before deciding to invest in our common stock. Additional risks and uncertainties not presently known to us, or that we may view as immaterial, may also impair our business. If any of these risks or uncertainties actually occur, they could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects, which could in turn materially and adversely affect the price of our common stock and you could lose all or part of your investment.

Risks Relating to the Offering

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares of common stock underlying the Secured Convertible Notes being registered for resale on behalf of the Selling Stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We are registering the offer and sale of the shares covered by this prospectus to satisfy certain registration rights we have granted to the Selling Stockholders, and so that the shares may be offered for sale into the public market by the Selling Stockholders. If all such shares were sold into the market all at once or at about the same time, it could depress the market price of our stock during the period the registration statement remains effective and also could affect our ability to raise equity capital.

A substantial number of shares of our common stock may be issued pursuant to the terms of the Secured Convertible Notes, which could cause the price of our common stock to decline.

The Secured Convertible Notes are convertible into shares of our common stock immediately after issuance at a conversion price of $2.50, for an aggregate of 2,400,000 shares, or approximately 16.8% of our common stock outstanding immediately prior to conversion of the original principal amount (without taking into account the limitations on the conversion of the Secured Convertible Notes as described elsewhere in this prospectus). Furthermore, the number of shares of common stock to be issued upon conversion of the Secured Convertible Notes may be substantially greater if accrued but unpaid interest on the Secured Convertible Notes is converted into shares of common stock at the same time as the principal is converted. We are unable to predict if and when the Holders will convert their Secured Convertible Notes, and whether or not any accrued but unpaid interest will also be converted. While accrued interest on the Secured Convertible Notes is payable in cash according to their terms, any accrued but unpaid interest is also convertible into shares of common stock at the same time as the Holder otherwise converts principal on the Secured Convertible Notes.

For purposes of this prospectus, we have registered 2,478,000 shares of common stock in the event that up to six months of accrued but unpaid interest is included in the conversion. The actual number of shares issued upon conversion of the Secured Convertible Notes may be more or less than this amount depending upon the outstanding principal balance and the amount of any accrued but unpaid interest at the time. We may need to register more shares if the accrued but unpaid interest at the time of conversion represents more than 78,000 shares of our common stock. The foregoing amount of shares being registered does not take into account the limitations on conversion of the Secured Convertible Notes described elsewhere in this prospectus.

Sales of substantial amounts of our common stock by the Selling Stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the Selling Stockholders of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the Selling Stockholders may sell all or a portion of their shares as a result of the registration of such shares pursuant to the registration statement of which this prospectus is a part could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our share price is very volatile, may not reflect the underlying value of our net assets or business prospects, and you may not be able to resell your shares at a profit or at all.

The market price of our common stock could be subject to significant fluctuations. The market prices for securities of pharmaceutical and biotechnology companies, and early-stage drug discovery and development companies like ours in particular, have historically been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in or incorporated by reference into this prospectus, may have a significant impact on the market price of our common stock:

•	announcements of significant changes in our business or operations;

•	the development status of any of our product candidates, including clinical study results and determinations by regulatory authorities with respect thereto;

•	the initiation, termination or reduction in the scope of any collaboration arrangements or any disputes or developments regarding such collaborations;

•	market conditions;

•	the impact of short selling or the impact of a potential “short squeeze” resulting from a sudden increase in demand for our stock;

•	our capital and our inability to obtain additional funding;

•	announcements of technological innovations, new commercial products, or other material events by our competitors or by us;

•	disputes or other developments concerning our proprietary rights;

•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial performance;

•	additions or departures of key personnel;

•	discussions of our business, products, financial performance, prospects or stock price by the financial and scientific press and online investor communities;

•	public concern as to, and legislative action with respect to, the pricing and availability of prescription drugs or the safety of drugs and drug delivery techniques;

•	regulatory developments in the U.S. and in foreign countries;

•

dilutive effects of sales of shares of common stock by us or our stockholders, including by the Holders of the Secured Convertible Notes upon conversion, and sales of common stock acquired upon exercise by the holders of options; or

•	our ability to sell shares of common stock to Lincoln Park pursuant to the terms of the purchase agreement and our ability to register and maintain the registration of the shares issuable thereunder.

Broad market and industry factors, as well as economic and political factors, also may materially adversely affect the market price of our common stock. The short-, medium-, and long-term impacts of the COVID-19 pandemic on the U.S. and global economies generally, and on our business specifically, are difficult to predict.

Risks Related to the Secured Convertible Notes and Bridge Loan

The requirement that we repay in cash the outstanding principal balance and accrued interest on the Bridge Loan and the Secured Convertible Notes under certain circumstances, and the restrictive covenants contained in these debt instruments, could adversely affect our business plans, liquidity, financial condition and results of operations and may prevent us from taking actions that we would otherwise consider to be in our best interests.

The Secured Convertible Notes bear interest at an annual rate of 6.5%, with such interest payable quarterly; provided, however, that until the first to occur of ACER-001 Approval and the repayment in full of the Bridge Loan, interest will not be payable in cash but will accrue and be payable in cash within three business days of ACER-001 Approval. Additionally, each of the Holders of the Secured Convertible Notes has the right, during the 30-day periods beginning 12 months, 18 months and 24 months after the Convertible Note Financing, to require us to redeem the Secured Convertible Note held by such Holder in cash at a redemption price equal to the outstanding principal amount plus any accrued but unpaid interest. Any outstanding principal of the Secured Convertible Notes, together with all accrued and unpaid interest, will be due and payable on March 14, 2025, or upon a change of control of the Company if earlier. With respect to the Bridge Loan, we have the option to capitalize the accrued interest on the Bridge Loan until November 15, 2022. Commencing November 15, 2022, the principal amount of the Bridge Loan amortizes at a rate of $650,000 payable quarterly, with the final maturity being the earlier of (i) 12 business days after ACER-001 Approval if such occurs on or before September 30, 2022 or (ii) March 4, 2024 if ACER-001 Approval does not occur on or before September 30, 2022. We must also pay an exit fee to SWK of between 1.3 to 1.5 times the outstanding principal amount of the Bridge Loan, depending upon certain conditions and timing. Funding from the Term Loan will be available to us to be borrowed only upon and following ACER-001 Approval and until December 31, 2022, and repayment terms do not commence until thereafter. We intend to use the proceeds from the Term Loan to refinance certain other indebtedness, including the Bridge Loan. However, if ACER-001 Approval does not occur prior to December 31, 2022, then the Term Loan will not be available to us, and we may not have sufficient available cash or be able to obtain financing at the time we are required to make payments under our indebtedness. Our failure to repurchase Secured Convertible Notes at a time when the repurchase is required by the notes, or to pay any cash for principal reduction or accrued interest on the Secured Convertible Notes or the Bridge Loan would constitute a default under the relevant indebtedness.

In addition, the Secured Convertible Notes and the Bridge Loan and Term Loan contain certain restrictive covenants. These obligations and covenants could have important consequences on our business. In particular, they could:

•	require us to dedicate a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash available for other purposes;

•	limit our ability to obtain additional funds and otherwise raise additional capital for working capital, acquisitions, research and development expenditures, and general corporate purposes;

•	limit our ability to conduct acquisitions, joint ventures or other similar arrangements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the pharmaceutical and biotechnology industry in which we operate and compete;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	place us at a competitive disadvantage compared to our competitors that have lower fixed costs or better access to capital resources.

The debt service requirements of the Secured Convertible Notes and the Bridge Loan could intensify these risks. Our ability to make scheduled payments of interest, principal or to repurchase or refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. We may not receive the ACER-001 Approval timely, or at all, which is a condition precedent in order to borrow under the Marathon Credit Agreement. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, and if the Term Loan does not become available to us to be borrowed, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. No assurances can be given that we will be successful in making the required payments under our indebtedness, or in refinancing our obligations on favorable terms, or at all. Should we determine to refinance, it could be further dilutive to our stockholders. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

If we are unable to make the required cash payments or refinance our indebtedness, there could be a default under the Secured Convertible Notes and/or the Bridge Loan. In such event, or if a default otherwise occurs, including as a result of our failure to comply with the restrictive covenants contained therein, the interest rate on the outstanding principal balance of the Secured Convertible Notes will increase from 6.5% to 11.5% from and after any occurrence and during the continuance of an event of default, pursuant to the Secured Convertible Note Purchase Agreement.

The terms of the Secured Convertible Notes and Bridge Loan require us to meet certain operating and financial covenants and place restrictions on our operating and financial flexibility.

The Secured Convertible Notes and Bridge Loan, by which we borrowed $6.0 million and $6.5 million, respectively, are secured by a first priority lien on all of our assets (including our intellectual property). Upon repayment of the Bridge Loan, we are required to pay an exit fee so that SWK receives an aggregate amount (inclusive of all principal, interest and origination and other fees paid to SWK under the SWK Credit Agreement) equal to (a) 1.3 times the outstanding principal amount of the Bridge Loan if ACER-001 Approval or such payment occurs on or prior to September 30, 2022, or (b) 1.5 times the outstanding principal amount of the Bridge Loan if each of ACER-001 Approval and such payment does not occur until after September 30, 2022. Our Bridge Loan bears interest at an annual rate equal to three-month London Interbank Offered Rates (LIBOR) (or such other rate as may be agreed between SWK and us following the date on which three-month LIBOR is no longer available), subject to a 1.0% LIBOR floor, plus a margin of 11.0%, and is therefore sensitive to changes in interest rates. If three-month LIBOR can no longer be determined or if the applicable governmental authority ceases to supervise or sanction such rates, then we will endeavor to agree with SWK on an alternate rate of interest that gives due consideration to the then prevailing market convention for determining interest for comparable loans in the United States. We cannot predict what the impact of any such alternative rate would be to our interest expense. However, the discontinuation, reform, or replacement of LIBOR or any other benchmark rates may result in fluctuating interest rates that may have a negative impact on our interest expense and cash flows. Furthermore, we cannot predict or quantify the time, effort and cost required to transition to the use of new benchmark rates, including with respect to negotiating and implementing any necessary changes to the Bridge Loan, and implementing changes to our systems and processes.

The Secured Convertible Notes and SWK Credit Agreement restrict our ability to incur new indebtedness, sell assets, and to pursue certain mergers, acquisitions, amalgamations or consolidations, other than permitted indebtedness or permitted acquisitions, that we may believe to be in our best interest. In addition, the SWK Credit Agreement and the Term Loan contain financial covenants that require us to maintain a minimum cash balance level. If we default under the SWK Credit Agreement, the lenders will be able to declare all obligations immediately due and payable, including certain fees and other obligations. The lenders could declare an event of default upon the occurrence of any event that they interpret as a material adverse change or material adverse effect, as defined in the SWK Credit Agreement. Any declaration by the lenders of an event of default could significantly harm our business and prospects and could cause the price of our common stock to decline.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements other than statements of historical fact constitute “forward-looking statements.” The words “expects,” “believes,” “hopes,” “anticipates,” “estimates,” “may,” “could,” “intends,” “exploring,” “evaluating,” “progressing,” “proceeding” and similar expressions are intended to identify forward-looking statements.

These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that statements which are not strictly historical statements, including, without limitation, statements regarding current or future financial payments, costs, returns, royalties, performance and position, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, management’s initiatives and strategies, and the development of our product candidates, including ACER-001, EDSIVO™ (celiprolol), ACER-801 (osanetant) and ACER-2820 (emetine), constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to, those risks discussed in the section entitled “Risk Factors” and in our SEC filings which are incorporated by reference, as well as, without limitation, risks associated with:

•	the strategies, prospects, plans, expectations and objectives of management for future operations, including the anticipated timing of regulatory submissions or actions;

•	public health crises, pandemics and epidemics, such as COVID-19, and their effects on our preclinical and planned clinical activities;

•	our ability to raise additional capital to continue our development programs;

•	market conditions;

•	the progress, scope or duration of the development of product candidates or programs;

•	the benefits that may be derived from product candidates or the commercial or market opportunity in any target indication;

•	our ability to protect our intellectual property rights;

•	our anticipated operations, financial position, costs or expenses;

•	statements regarding future economic conditions or performance;

•	statements concerning proposed new products, services or developments;

•	statements of belief and any statement of assumptions underlying any of the foregoing; and

•	our ability to sell shares of common stock to Lincoln Park pursuant to the terms of the purchase agreement and our ability to register and maintain the registration of the shares issuable thereunder.

These forward-looking statements speak only as of the date made. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in the reports we file with the SEC.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus will be sold by the Selling Stockholders. We will not receive any proceeds from the resale of the shares of common stock under this prospectus by the Selling Stockholders. We cannot advise you as to whether or not the Selling Stockholders will convert their Secured Convertible Notes or will otherwise receive any of the shares of common stock upon conversion, and to the extent they do, whether or when they will in fact sell any or all of such shares.

PRIVATE PLACEMENT OF SECURED CONVERTIBLE NOTES

On March 4, 2022, we entered into the Secured Convertible Note Purchase Agreement with the Holders pursuant to which we issued and sold to the Holders the Secured Convertible Notes in an aggregate amount of $6.0 million, in a transaction exempt from registration under Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder. The Convertible Note Financing closed and funded on March 14, 2022. On March 4, 2022, we also entered into the SWK Credit Agreement and the Marathon Credit Agreement, and the Bridge Loan closed and funded on March 14, 2022.

We intend to use the proceeds of the Convertible Note Financing (i) to pay fees, costs and expenses related to (a) the Secured Convertible Note Purchase Agreement, (b) the SWK Credit Agreement, which provides for the Bridge Loan consisting of a senior secured term loan facility in an aggregate amount of $6.5 million in a single borrowing, (c) the Marathon Credit Agreement, which provides for the Term Loan consisting of a senior secured term loan facility in an aggregate amount of up to $42.5 million in a single borrowing, which will be available to be borrowed only following ACER-001 Approval by the FDA and until December 31, 2022 (i.e., if ACER-001 Approval does not occur on or before December 31, 2022, then the Term Loan will not be available), and (ii) for other working capital and general corporate purposes.

The Secured Convertible Notes bear interest at an annual rate of 6.5%, with such interest payable quarterly; provided, however, that until the first to occur of ACER-001 Approval and the repayment in full of the Bridge Loan, interest will not be payable in cash, but will accrue and be payable in cash within three business days of ACER-001 Approval. If an event of default occurs under the Secured Convertible Notes, including as a result of our failure to comply with the restrictive or financial covenants contained therein, the interest rate on the outstanding balance of the Secured Convertible Notes will increase from 6.5% to 11.5% from and after any occurrence and during the continuance of an event of default pursuant to the Secured Convertible Note Purchase Agreement.

Each of the Holders has the right, during the 30-day periods beginning 12 months, 18 months and 24 months after the Convertible Note Financing, to require us to redeem the Secured Convertible Note held by such Holder at a redemption price of the outstanding principal amount plus any accrued but unpaid interest. Any outstanding principal, together with all accrued and unpaid interest, will be payable on March 14, 2025, or upon a change of control of Acer if earlier. Each of the Holders also has the right at any time to convert all or any portion of the outstanding principal amount plus any accrued but unpaid interest under the Secured Convertible Note held by such Holder into shares of our common stock at a conversion price of $2.50, subject to certain limitations on conversion as further described below.

Pursuant to the terms of the Secured Convertible Notes and applicable rules of the Nasdaq Capital Market, in no event may a Holder convert any portion of their Secured Convertible Note (i) to the extent that the aggregate number of shares of common stock issued upon conversion, together with any other common stock issuable pursuant to any other security that is deemed integrated under the rules of the Nasdaq Capital Market, would be in excess of 19.99% of the number of shares of our common stock outstanding immediately prior to the issuance of the Secured Convertible Notes (which is 2,860,618 shares, or 19.99% of the 14,310,244 shares of our common stock immediately prior to issuance of the Secured Convertible Notes), or (ii) if the Holder, together with the Holder’s affiliates and associates, would beneficially own or control in excess of 19.99% of the number of shares or of the total voting power of our common stock outstanding immediately after giving effect to such issuance, unless and until we obtain stockholder approval in either case to issue shares of common stock in excess of such limits. If and only when the foregoing ownership limitations would prevent the Holders from converting their Secured Convertible Note, we are required to seek stockholder approval at our next annual meeting to solicit the affirmative vote of stockholders to approve the issuance of shares of common stock underlying the Secured Convertible Notes without regard to the foregoing ownership limitations.

Additionally, the Holders may not convert any portion of their Secured Convertible Notes to the extent that a Holder, together with its affiliates and any persons acting as a group, would beneficially own in excess of 4.99% of our outstanding common stock. A Holder may provide written notice to us at any time to increase or decrease that 4.99% limit, provided that any such change will not be effective until the 61st day after such notice is delivered to us.

For so long as Marathon and its affiliates beneficially own at least 4.99% of our common stock, Marathon is entitled to designate one non-voting board observer, who must hold in confidence and trust and act in a fiduciary manner with respect to all information provided to that individual.

The conversion price of the Secured Convertible Notes is adjustable upon the occurrence of stock splits and dividends, reverse stock splits and share combinations, and in the event of a capital reorganization, reclassification of our capital stock, consolidation or merger, or the sale of all or substantially all of our assets.

Each Holder has certain rights with respect to the registration for resale of the shares of common stock issuable upon conversion of the Secured Convertible Note held by such Holder. We are required to file a registration statement covering the resale of the shares underlying the Secured Convertible Notes within 45 days after the March 14, 2022 closing of the Convertible Note Financing and must use commercially reasonable efforts to cause the SEC to declare the registration statement effective within 90 days after such date.

Pursuant to the Secured Convertible Note Purchase Agreement, the Secured Convertible Notes are secured by a lien on collateral representing substantially all of our assets, although such security interest is subordinated to our obligations under the SWK Credit Agreement and may also be subordinated to our obligations under the Marathon Credit Agreement (once the conditions precedent in order to borrow under such agreement have been met).

The above disclosure contains only a brief description of the material terms is qualified in its entirety by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on March 7, 2022, which has been incorporated by reference to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation by Reference.”

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders named below from time to time of up to a total of 2,478,000 shares of our common stock that are issuable to the Selling Stockholders upon conversion of the Secured Convertible Notes. For additional information regarding the issuance of the Secured Convertible Notes, see the section entitled “Private Placement of Secured Convertible Notes” above. All of the common stock offered by this prospectus is being offered by the Selling Stockholders for their own accounts. When we refer to the Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other who later come to hold any of the Selling Stockholders’ interests in the Secured Convertible Notes and the shares of common stock issuable thereunder after the date of this prospectus.

We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Secured Convertible Note Purchase Agreement, which we entered into with the Selling Stockholders on March 4, 2022, in which we agreed to provide certain registration rights with respect to resales by the Selling Stockholders of the shares of our common stock issuable to them upon conversion of their Secured Convertible Notes.

The Selling Stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may issue to them upon conversion of their Secured Convertible Notes. The Selling Stockholders may sell some, all or none of their shares. See the section entitled “Private Placement of Convertible Notes” for a description of the contractual restrictions on the conversion of the Secured Convertible Notes. We do not know how long the Selling Stockholders will hold the shares acquired upon conversion of their Secured Convertible Notes before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the underlying shares.

The following table presents information, as of the date of this prospectus, regarding the Selling Stockholders and the shares of our common stock that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholders and reflects their holdings as of March 14, 2022, the date the Convertible Note Financing closed and funded. The percentages are calculated based on 14,310,244 shares of our common stock outstanding as of March 14, 2022. Neither Selling Stockholder nor any of their respective affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Name of Selling Stockholder	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus(1)	Beneficial Ownership After the Offering(2)	Percentage of Common Stock Owned After the Offering(2)
MAM Aardvark, LLC (3)	0	782,869	0	—%
Marathon Healthcare Finance Fund, L.P.(4)	0	1,695,131	0	—%

(1)

The shares of common stock included in this prospectus and shown in the table for each Selling Stockholder are solely shares issuable upon conversion of all original principal balance of their respective Secured Convertible Note at the conversion price of $2.50, and assuming six months of accrued but unpaid interest is also converted into common stock at the time. While accrued interest on the Secured Convertible Notes is payable in cash according to their terms, any accrued but unpaid interest is convertible into shares of common stock at the same time as the Holder otherwise converts principal on the Secured Convertible Notes. The actual number of shares issued upon conversion of the Secured Convertible Notes may be more or less than this amount depending upon the outstanding principal balance and the amount of any accrued but unpaid interest at the time. We may need to register more shares if the accrued but unpaid interest at the time of conversion represents more than 78,000 shares of our common stock. The number of shares show in the table does not take into account the limitations on conversion of the Secured Convertible Notes described elsewhere in this prospectus.
(2)	Assumes conversion of all Secured Convertible Notes and sale of all underlying shares.
(3)

Consists of (i) 758,227 shares of common stock issuable upon conversion of $1,895,567 principal amount of a Secured Convertible Note and (ii) up to 24,642 shares issuable upon up to six months of accrued but unpaid interest at the time of conversion, in the event any such interest is converted into common stock. Marathon Asset Management, L.P. is the manager of MAM Aardvark, LLC. The general partner of Marathon Asset Management, L.P. is Marathon Asset Management GP, L.L.C. (the “General Partner”). Bruce Richards and Louis Hanover are the managing members of the General Partner; however, this shall not be deemed to be an admission that any of the foregoing entities nor Messrs. Richards or Hanover are the beneficial owner of the shares reported herein for purposes of Section 13 of the Securities Exchange Act of 1934, or for any other purpose. The business address of the foregoing persons is One Bryant Park, 38th Floor, New York, New York 10036.

(4)

Consists of (i) 1,641,773 shares of common stock issuable upon conversion of $4,104,433 principal amount of a Secured Convertible Note and (ii) up to 53,358 shares issuable upon up to six months of accrued but unpaid interest at the time of conversion, in the event any such interest is converted into common stock. Marathon Asset Management, L.P. is the manager of Marathon Healthcare Finance Fund, L.P. The general partner of Marathon Asset Management, L.P. is Marathon Asset Management GP, L.L.C. (the “General Partner”). Bruce Richards and Louis Hanover are the managing members of the General Partner; however, this shall not be deemed to be an admission that any of the foregoing entities nor Messrs. Richards or Hanover are the beneficial owner of the shares reported herein for purposes of Section 13 of the Securities Exchange Act of 1934, or for any other purpose. The business address of the foregoing persons is One Bryant Park, 38th Floor, New York, New York 10036.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying any prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act and in accordance with the Secured Convertible Note Purchase Agreement, relating thereto and to the registration of the shares offered by this prospectus. We may be indemnified by the Selling Stockholders against liabilities, including some liabilities under the Securities Act and in accordance with the Secured Convertible Note Purchase Agreement, relating thereto and to the registration of shares offered by this prospectus.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $80,000 in total. The Selling Stockholders will pay any and all of their respective underwriting discounts and selling commissions.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares of common stock issuable upon conversion of the Secured Convertible Notes covered by this prospectus have been sold or disposed of pursuant to and in accordance with the registration statement or (ii) such time as the shares of common stock still issuable upon conversion of any outstanding balance of the Secured Convertible Notes represent less than five percent (5%) of our outstanding common stock.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Diego, California.

EXPERTS

The financial statements as of and for the years ended December 31, 2021 and 2020, incorporated by reference in this prospectus and in the registration statement, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the worldwide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2021;

•

our Current Reports on Form 8-K filed with the SEC on January  27, 2022, February  22, 2022, March  7, 2022, March  16, 2022, March  30, 2022, March  31, 2022, April  4, 2022, April  6, 2022 and April 12, 2022 (each to the extent filed and not furnished); and

•

the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-33004) filed on August 30, 2006, as amended by our Forms 8-12B/A filed on August  31, 2006 and May 15, 2018.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Acer Investor Relations, One Gateway Center, Suite 351, 300 Washington Street, Newton, MA 02458, telephone (844) 902-6100. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may obtain a free copy of these reports in the Investor Relations section of our website, www.acertx.com.

Acer Therapeutics Inc.

2,478,000 Shares of Common Stock

PROSPECTUS

                , 2022

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission.

Amount to be Paid
SEC Registration Fee	$552.45
Printing Expenses*	10,000.00
Legal Fees and Expenses*	50,000.00
Accounting Fees and Expenses*	15,000.00
Miscellaneous*	4,447.55

$80,000.00

*	Estimated. We will pay all of these expenses.

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Registrant—by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s certificate of incorporation and bylaws, filed as Exhibits 3.3 and 3.4 to the Registrant’s Current Report on Form 8-K filed on May 15, 2018, provide that the Registrant shall indemnify its directors, officers, employees and other agents to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, the Registrant has entered into agreements to indemnify its directors and officers and expects to continue to enter into agreements to indemnify all of its directors and officers. These agreements require the Registrant, among other things, to indemnify its directors and officers against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.

Item 16. Exhibits.

Exhibit No.	Description
4.1*	Secured Convertible Note Purchase Agreement dated March 4, 2022, between Acer Therapeutics Inc., MAM Aardvark, LLC and Marathon Healthcare Finance Fund, L.P. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 7, 2022).

4.2	Form of Secured Convertible Note issued by Acer Therapeutics Inc. to MAM Aardvark, LLC and Marathon Healthcare Finance Fund, L.P. pursuant to the Secured Convertible Note Purchase Agreement dated March 4, 2022, between Acer Therapeutics Inc. and MAM Aardvark, LLC and Marathon Healthcare Finance Fund, L.P. (incorporated by referenced to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on March 7, 2022.

5.1+	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm BDO USA, LLP.

24.1+	Power of Attorney (included on the signature page hereof).

107+	Filing fee table.

+	Previously filed.
*

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newton, Commonwealth of Massachusetts, on April 28, 2022.

ACER THERAPEUTICS INC.

By:	/s/ Chris Schelling
Chris Schelling
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Chris Schelling Chris Schelling	President and Chief Executive Officer, and Director (Principal Executive Officer)	April 28, 2022

/s/ Harry S. Palmin Harry S. Palmin	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	April 28, 2022

* Jason Amello	Director	April 28, 2022

* Steven J. Aselage	Chairman of the Board	April 28, 2022

* John M. Dunn	Director	April 28, 2022

* Michelle Griffin	Director	April 28, 2022

*By:	/s/ Chris Schelling
Chris Schelling
Attorney-in-fact

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